Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Dreyfus Investment Funds:

We consent to the use of our report dated November 23, 2016, with respect to the financial statements of Dreyfus/The Boston Company Small/Mid Cap Growth Fund, a series of Dreyfus Investment Funds, as of September 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

August 31, 2017